Exhibit 99.1

RLI increases regular dividend for 49th consecutive year

PEORIA, ILLINOIS, May 2, 2024 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a second quarter regular cash dividend of $0.29 per share, a $0.02 increase over the prior quarter. The dividend is payable on June 20, 2024, to shareholders of record as of May 31, 2024.

RLI has increased dividends in each of the last 49 years. The company’s dividend yield would be 0.81% based on the $1.16 indicated annual dividend and yesterday’s closing stock price of $143.25.

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 49 consecutive years and delivered underwriting profits for 28 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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